Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 30, 2025, with respect to the consolidated financial statements of Coincheck Group N.V. and its subsidiaries included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AZSA LLC

Tokyo, Japan
August 28, 2025